                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                           Big Flower Holdings, Inc.
           --------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
           --------------------------------------------------------
                        (Title of Class of Securities)

                                  089159 10 7
           --------------------------------------------------------
                                (CUSIP Number)



                                August 11, 1999
           --------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[X] Rule 13d-1(c)

[_] Rule 13d-1(d)
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------------------------                                ------------------------
 CUSIP No. 089159 10 7               13G                    Page 2 of 6 Pages
------------------------                                ------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      HIGHFIELDS CAPITAL LTD.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CAYMAN ISLANDS

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,029,827

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          --0--
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,029,827

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,029,827
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
           OO

------------------------------------------------------------------------------
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------------------------                                ------------------------
 CUSIP No. 089159 10 7               13G                    Page 3 of 6 Pages
------------------------                                ------------------------


ITEM 1(a).     NAME OF ISSUER:

     Big Flower Holdings, Inc.
     --------------------------------------------------------------------

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     3 East 54th Street, New York, NY 10022
     --------------------------------------------------------------------

ITEM 2(a).     NAME OF PERSON FILING:

     This statement is being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands.

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

     c/o Goldman Sachs (Cayman) Trust, Limited
     Harbour Centre, North Church Street
     P.O. Box 896
     George Town, Grand Cayman
     Cayman Islands
     Attn: Gregory Swart
     ------------------------------------------------------------------------

ITEM 2(c).     CITIZENSHIP:

     Cayman Islands
     ------------------------------------------------------------------------
ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $.01 per share
     ------------------------------------------------------------------------

ITEM 2(e).     CUSIP NUMBER:

     089159 10 7
     ------------------------------------------------------------------------



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------------------------                                ------------------------
 CUSIP No. 089159 10 7               13G                    Page 4 of 6 Pages
------------------------                                ------------------------



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
        13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c) [_]  Insurance company as defined in Section 3(a)(19) of the Exchange
              Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4. OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1
(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount beneficially owned:

          1,029,827 shares of Common Stock
          --------------------------------
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------------------------                                ------------------------
 CUSIP No. 089159 10 7               13G                    Page 5 of 6 Pages
------------------------                                ------------------------


     (b)  Percent of class:

          5.2%
          --------------------------------------------------

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote 1,029,827
                                                        -----------

          (ii)  Shared power to vote or to direct the vote  --0--
                                                          ----------

          (iii) Sole power to dispose or to direct the disposition of 1,029,827
                                                                     ----------

          (iv)  Shared power to dispose or to direct the disposition of  --0--
                                                                       --------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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------------------------                                ------------------------
 CUSIP No. 089159 10 7               13G                    Page 6 of 6 Pages
------------------------                                ------------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    August 20, 1999
                          ---------------------------------------
                                           Date

                          HIGHFIELDS CAPITAL LTD.
                          By:


                          /s/ Martin Lang
                          ---------------------------------------
                                         Signature


                          Martin Lang, Director
                          ---------------------------------------
                                        Name/Title